UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 20, 2015

Aladdin International, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-55297	41-1683548
(state or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Unit 907, 9/F, ICBC Tower, 3 Garden Road, Central, Hong Kong
(address of principal executive offices) (zip code)

Tel: 852 3975 0600 Fax: 852 3975 0610
(registrant’s telephone number, including area code)

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02    DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On October 20, 2015, the Board of Directors of Aladdin International Inc. (“Company”) accepted the resignation of Mr. Ningdi Chen as the Chief Executive Officer, Chief Financial Officer, President, Secretary, and Treasurer of the Company. Mr. Chen’s resignation as an officer does not result from any disagreement with the Company, its management, or the Board of Directors, on any matter relating to the Company’s operations, policies or practices.

Also on October 20, 2015, the Board of Directors appointed Mr. Kai Ming Zhao as the Chief Executive Officer, President, Secretary, and Treasurer of the Company.

Set forth below is Mr. Zhao’s biographical information:

Name	Age	Title
Kai Ming Zhao	33	Chief Executive Officer, President, Treasurer, Secretary

Mr. Kai Ming Zhao has more than 9 years’ experience in business development and management including marketing, contract negotiation, team supervision, quality control, and client management. Prior to joining the Company, Mr. Zhao served as the Manager in the San Francisco office of Ramboll Group, a global leading environmental, engineering, design and consultancy company from March 2007 to October 2015, where he focused on helping businesses and government agencies resolving challenging environmental issues including but not limited to permitting, environmental impact assessment, carbon footprint, greenhouse gas and pollution mitigations. Mr. Zhao also led the development of air quality management business in China.

Mr. Zhao received a B.S. in Science of Earth System from Cornell University in 2006 and an M.S. in Environmental Engineering from the University of California (Berkeley) in 2007.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 20, 2015	Aladdin International, Inc.

(Registrant)

	By:	/s/ Kai Ming Zhao
Name: Kai Ming Zhao
Title: Chief Executive Officer